Exhibit 10.3

Elan Corporation, plc
Treasury Building
Lower Grand Canal Street
Dublin 2, Ireland

June 8, 2009

Mr. Jack W. Schuler
Mr. Vaughn D. Bryson
Crabtree Partners L.L.C.
c/o Crabtree Partners L.L.C.
8161 North Keith Drive
Lake Forest, IL 60045

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) sets forth the mutual understanding and agreements by and among Elan Corporation, plc, a public limited company organized under the laws of Ireland (the “Company”), Jack W. Schuler, an individual (“Mr. Schuler”), Vaughn D. Bryson, an individual (“Mr. Bryson” and, together with Mr. Schuler, the “Nominees”), and Crabtree Partners L.L.C., an Illinois limited liability company (“Crabtree”), in respect of, among other things, the appointment of the Nominees as directors of the Company.  Crabtree, Mr. Schuler and Mr. Bryson are referred to herein collectively as the “Crabtree Group” and individually as a “member” of the Crabtree Group.

In consideration of and in reliance upon the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1.1	Agreements of the Company.

(a) The Company agrees that, as soon as practicable, but in any event prior to the holding of the Company’s 2009 Annual General Meeting of shareholders (the “2009 AGM”), the Board of Directors of the Company (the “Board”) shall take all necessary action to duly nominate each of the Nominees for election as a director of the Company at the 2009 AGM, subject to the terms of this Letter Agreement, including Section 1.3 hereof, the Memorandum and Articles of Association of the Company and applicable laws and regulations.  The Board will recommend a vote “for” the Nominees at the 2009 AGM, and shall solicit the holders of Company Voting Securities (as defined below) to vote for such Nominees, and any proxies solicited and received by the Board will be voted “for” the Nominees at the 2009 AGM.  In the event the Nominees are not elected at the 2009 AGM, promptly following the 2009 AGM, the Board shall take all necessary action to duly appoint each of the Nominees to serve as a director of the Company, subject to the terms of this Letter Agreement, including Section 1.3 hereof, the Memorandum and Articles of Association of the Company and applicable laws and regulations.

(b) The parties hereto agree that, during the period commencing on the date of this Letter Agreement and continuing until the date of election or appointment, as applicable, of the Nominees as directors of the Company in accordance with Section 1.1(a) hereof, the Nominees shall provide, for no consideration and on such other terms and conditions as are mutually satisfactory to the Company and the Nominees, consulting and advisory services to the Board and the Commercial Committee of the Board (the “Commercial Committee”) and, in connection therewith and subject to the execution by each Nominee of a confidentiality agreement in the form attached hereto as Exhibit A (each, a “Confidentiality Agreement”), (i) each Nominee shall, in his capacity as a consultant to the Board and to the Commercial Committee, have the right to be present at all meetings of the Board and all meetings of the Commercial Committee; and (ii) the Company shall send to each Nominee all notices, information and other materials that are distributed to the directors of the Company generally and to the members of the Commercial Committee, in each case at substantially the same time as delivered to the directors or such members, as the case may be.  Notwithstanding the foregoing, the Company shall be entitled to withhold information and materials from the Nominees if the Company determines in good faith that there is a reasonable likelihood that the receipt of such information by the Nominees would affect the attorney-client privilege of the Company and its legal advisors or any controlled Affiliate of the Company and its legal advisors, as the case may be.  The Company shall promptly upon request of the Nominees reimburse the Nominees for all reasonable and documented out-of-pocket costs and expenses incurred by the Nominees in providing the consulting and advisory services contemplated hereby.

(c) Upon each Nominee’s appointment to the Board, such Nominee will have the same rights, benefits and perquisites including, without limitation, with respect to insurance coverage, indemnification rights, compensation and fees and access to information, subject to limitations, in each case as are applicable to all independent directors of the Company.

(d) Prior to the date of this Letter Agreement, the Nominating and Governance Committee of the Board has reviewed and approved the qualifications of each Nominee to serve as a member of the Board.

Section 1.2	Agreements of Members of the Crabtree Group.

(a) Mr. Schuler hereby irrevocably withdraws his letter, dated April 9, 2009, providing notice to the Company of his intention to nominate certain individuals for election as directors of the Company at the 2009 AGM (the “Shareholder Nomination”).

(b) Each member of the Crabtree Group shall, and shall cause each of its Affiliates (as defined below) to, immediately cease all efforts, direct or indirect, in furtherance of the Shareholder Nomination and any related solicitation.  No member of the Crabtree Group shall, and each member of the Crabtree Group shall cause its Affiliates not to, vote, deliver or otherwise use any proxies heretofore obtained by it in connection with the Shareholder Nomination.  Each member of the Crabtree Group agrees that (i) from the date of this Letter Agreement through the date of the 2009 AGM, it will retain sole voting rights to all of the Company Voting Securities set forth on Schedule A to this Letter Agreement; (ii) it will cause all such Company Voting Securities to be present at the 2009 AGM for purposes of establishing a quorum; and (iii) it will cause all such Company Voting Securities to be voted (A) in favor of each director nominated and recommended by the Board for election at the 2009 AGM and (B) against any shareholder nominations for directors which are not approved and recommended by the Board for election at the 2009 AGM.

(c) During the period commencing on the date of this Letter Agreement and continuing until the later of (x) December 31, 2009 and (y) the date that is three months after the date on which neither Nominee is a director of the Company, no member of the Crabtree Group shall, and each member of the Crabtree Group shall cause its Affiliates not to, directly or indirectly, (i) acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividend or other distribution), whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining or as part of any partnership, limited partnership, syndicate or other Group (as defined below), or otherwise, ownership (including, without limitation, Beneficial Ownership (as defined below)) of any Company Voting Securities or any Derivative Instrument (excluding any stock option or other equity award issued or awarded to the Nominees due to their service as directors of the Company); provided, however, that nothing in this clause (i) will restrict any member of the Crabtree Group or any Affiliate thereof from acquiring Ordinary Shares, par value €0.05 per share, of the Company, whether or not represented by American Depositary Shares (“Ordinary Shares”), if, after giving effect to such acquisition, the members of the Crabtree Group (together with their respective Affiliates and Associates) would Beneficially Own, in the aggregate, not more than 3.0% of the outstanding Company Voting Securities; provided, further, that no member of the Crabtree Group will be deemed to be in breach of this clause (i) if an increase in Beneficial Ownership of Company Voting Securities to more than 3.0% of the outstanding Company Voting Securities, in the aggregate, results from a reduction in the number of outstanding Company Voting Securities (provided that, after such reduction, no member of the Crabtree Group or any Affiliate thereof acquires ownership (including, without limitation, Beneficial Ownership) of Company Voting Securities at a time when the members of the Crabtree Group (together with their respective Affiliates and Associates) Beneficially Own, in the aggregate, more than 3.0% of the outstanding Company Voting Securities); (ii) “solicit” any proxy or consent for the voting of any Company Voting Securities or make or in any way engage or participate in, any “solicitation” of any proxy, consent or other authority to vote any Company Voting Security with respect to any matter, except, in each case in a manner consistent with the recommendations of the Board to the shareholders of the Company; (iii) become a “participant” in any “contested solicitation” with respect to the Company or the Company Voting Securities, including, without limitation, relating to the removal or election of directors of the Company; (iv) seek to advise, encourage or influence any Person with respect to the voting of any Company Voting Securities, except in each case a manner consistent with the recommendations of the Board to the shareholders of the Company; (v) (A) initiate, propose or otherwise “solicit” shareholders of the Company for the approval of any shareholder proposal, (B) induce or attempt to induce any other Person to initiate any shareholder proposal or (C) otherwise seek the election or appointment to, or representation on, or the nomination of any candidate to the Board, except, in each case, as expressly provided in this Letter Agreement or, in the event that any Nominee is on any committee of the Board, in such Nominee’s capacity as a member of such committee as expressly directed by the Board or such committee, or effect or attempt to effect the removal of any director of the Company, excluding the Nominees; (vi) otherwise communicate with any Third Party (as defined below) regarding or relating to the Company, its management or operations in any manner described in Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act; (vii) (A) seek, propose, or make any statement to any Third Party with respect to, any merger, consolidation, business combination, amalgamation, tender or exchange offer, sale, license or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization, joint venture, or similar transaction involving the Company or any of its controlled Affiliates, except in each case in a manner consistent with the recommendations of the Board to the shareholders of the Company, or (B) acquire, offer or propose to acquire, or agree to acquire, ownership of any of the assets, indebtedness or businesses of the Company or any of its controlled Affiliates; (viii) form, join, or in any way participate in any Group with respect to any Company Voting Securities, other than a Group consisting solely of members of the Crabtree Group; (ix) deposit any Company Voting Securities in any voting trust or subject any Company Voting Securities to any arrangement or agreement with respect to the voting of any Company Voting Securities, except for any such trust, arrangement or agreement solely between or among members of the Crabtree Group; (x) seek to call a meeting of the shareholders of the Company for any purpose; (xi) seek to amend the Company’s Memorandum and Articles of Association; (xii) (A) make any proposal to any Third Party (including, without limitation, disclosing or discussing any proposal with any Third Party) regarding any of the foregoing, (B) make any statement or disclose any intention, plan or arrangement (whether written or oral) inconsistent with any of the foregoing or any other provision of this Letter Agreement, in each case, to any Third Party, or (C) make or disclose to any Third Party any request to amend, waive or terminate any provision of this Letter Agreement; or (xiii) have any discussion or communication, or enter into any arrangement, understanding or agreement (whether written or oral) with, or advise, finance, assist, induce or knowingly encourage, any Third Party either in connection or inconsistent with any of the foregoing, or make any investment reasonably understood to be controlling in any Third Party that engages, or offers or proposes to engage, in any of the foregoing;  For the avoidance of doubt, in order to comply with this Section 1.2(c), Crabtree and Mr. Schuler shall immediately disable and, as the case may be, cease to participate in, any website, including, without limitation, www.fixelan.com, or other communication platform (in any media whatsoever) maintained, majority-owned or controlled by any member of the Crabtree Group, in any case related to the Company or any of its controlled Affiliates or any of their respective directors, officers or employees.  All terms contained in this Section 1.2(c) and not otherwise defined in this Letter Agreement shall have the meanings assigned to them, or are otherwise used in the same manner as such terms are used, in the rules and regulations of the U.S. Securities and Exchange Commission.

(d) Without limiting any other remedies that may be available to the Company, (i) for so long as either Nominee is a member of the Board, the members of the Crabtree Group shall promptly notify the Company and, as the case may be, the relevant regulatory authorities, of any changes in ownership (including, without limitation, Beneficial Ownership) of Company Voting Securities by such members in accordance with the Irish Companies Acts, 1963 to 2006, Irish market abuse laws, the listing rules of the Irish Stock Exchange and the Company’s internal securities trading policy, as in effect from time to time, and (ii) if any member of the Crabtree Group or any Affiliate thereof acquires ownership (including, without limitation, Beneficial Ownership) of any Company Voting Security or any Derivative Instrument, in either case in violation of Section 1.2(c), such member shall promptly notify the Company and will promptly dispose of such Company Voting Security or Derivative Instrument to a Person that is not an Affiliate or Associate of any member of the Crabtree Group.

Section 1.3	Agreements of Nominees.

(a) Each of Mr. Schuler and Mr. Bryson hereby irrevocably resigns as a director of the Company effective on the first date on which the members of the Crabtree Group Beneficially Own, in the aggregate, less than 0.5% of the total outstanding Company Voting Securities.

(b) Each Nominee hereby agrees that, upon such Nominee’s appointment to the Board, such Nominee will be subject to and hereby agrees to comply in all respects with, all obligations regarding conflicts of interest, confidentiality, fiduciary duties, trading and disclosure policies, governance policies and guidelines and legal and regulatory obligations, in each case as in effect from time to time and applicable to independent directors of the Company.

Section 1.4	Representations and Warranties.

(a) Each of Crabtree, Mr. Schuler and Mr. Bryson hereby represents and warrants to the Company that it or he, as the case may be, has all legal right, power, authority and legal capacity, as the case may be, to execute and deliver this Letter Agreement and, with respect to Mr. Schuler and Mr. Bryson, the Confidentiality Agreement to which he is a party.

(b) Crabtree hereby represents and warrants to the Company that all necessary limited liability company action, and all necessary member and other legal action, as the case may be, has been taken by Crabtree to authorize the execution, delivery and performance by Crabtree of this Letter Agreement.

(c) Each of Crabtree, Mr. Schuler and Mr. Bryson hereby represents and warrants to the Company that this Letter Agreement and, with respect to Mr. Schuler and Mr. Bryson, the Confidentiality Agreement to which he is a party, has been duly executed and delivered by it or him, as the case may be, and constitutes the legal, valid and binding obligation of it or him, as the case may be, enforceable against it or him, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(d) Each member of the Crabtree Group represents and warrants to the Company that (i) it is the Beneficial Owner of such number of Company Voting Securities set forth opposite its or his, as the case may be, name on Schedule A to this Letter Agreement and (ii) except as set forth on Schedule A to this Letter Agreement, no member of the Crabtree Group or any of its Affiliates or Associates (as defined below) is the Beneficial Owner of any Company Voting Securities or any Derivative Instruments.

(e) The Company represents and warrants to each member of the Crabtree Group that (i) it has all legal right, power and authority to execute and deliver this Letter Agreement, (ii) all necessary company action, and all necessary shareholder and other legal action has been taken by the Company to authorize the execution, delivery and performance by the Company of this Letter Agreement and (iii) this Letter Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

Section 1.5	Other Agreements.

(a) Promptly following the date of this Letter Agreement, the Company and the members of the Crabtree Group will jointly issue the press release attached hereto as Exhibit B (the “Press Release”).  None of the parties hereto will (i) make any public statement (including in any filing with the Securities and Exchange Commission or any other regulatory or governmental agency) that is inconsistent with, or otherwise contrary to, the statements in the Press Release or (ii) except as required by applicable law, issue or cause the publication of any press release or other public statement or announcement with respect to this Letter Agreement, in each case without the prior written consent of the other parties hereto.

(b) Subject to compliance by all members of the Crabtree Group with the provisions of Section 1.5(c), the Company, on behalf of itself and its controlled Affiliates

(collectively, the “Company Group”), agrees that, during the period commencing on the date of this Letter Agreement and continuing until the later of (x) December 31, 2009 and (y) the date that is three months after the date on which neither Nominee is a director of the Company, no member of the Company Group will, directly or indirectly, individually or in concert with others, engage in any conduct or make or authorize the making of any statement or opinion or communicate any information (whether oral or written) that is calculated to or reasonably would be expected to have the effect of (x) undermining, impugning, disparaging, or otherwise in any way reflecting adversely or detrimentally upon any member of the Crabtree Group or (y) accusing or implying that any member of the Crabtree Group engaged in any wrongful, unlawful, or improper conduct.  The foregoing will not apply to (w) any non-public statements made by the Company or its officers or directors directly to any member of the Crabtree Group, (x) any conduct engaged in, or statement, opinion or communication made in connection with or arising out of any claim, action, suit or proceeding relating to the performance by any member of the Crabtree Group of its or his, as the case may be, obligations under this Letter Agreement or for breach of or to enforce this Letter Agreement, (y) any compelled testimony or production, either by legal process, subpoena or otherwise and (z) any response by any member of the Company Group to any request for information from any governmental authority having jurisdiction over such member of the Company Group so long as no action of any member of the Company Group invited such request.  Any breach by any member of the Company Group of any obligation under this Section 1.5(b) shall be considered material and thereafter the Company shall not be entitled to any further benefits of this Letter Agreement. The foregoing provision will be in addition to any other remedies that the members of the Crabtree Group may have at law or in equity.

(c) Subject to compliance by all members of the Company Group with the provisions of Section 1.5(b), each member of the Crabtree Group, on behalf of itself and its controlled Affiliates (collectively, the “Crabtree Parties”), agrees that, during the period commencing on the date of this Letter Agreement and continuing until the later of (x) December 31, 2009 and (y) the date that is three months after the date on which neither Nominee is a director of the Company, none of the Crabtree Parties will, directly or indirectly, individually or in concert with others, engage in any conduct or make or authorize the making of any statement or opinion or communicate any information (whether oral or written) that is calculated to or reasonably would be expected to have the effect of (x) undermining, impugning, disparaging, or otherwise in any way reflecting adversely or detrimentally upon any member of the Company Group or (y) accusing or implying that any member of the Company Group engaged in any wrongful, unlawful, or improper conduct.  The foregoing will not apply to (w) any non-public statements made by any Crabtree Party directly to any member of the Company Group, (x) any conduct engaged in, or statement, opinion or communication made in connection with or arising out of, any claim, action, suit or proceeding relating to the performance by the Company of its obligations under this Letter Agreement or for breach of or to enforce this Letter Agreement, (y) any compelled testimony or production, either by legal process, subpoena or otherwise and (z) any response by any Crabtree Party to any request for information from any governmental authority having jurisdiction over such Crabtree Party so long as no action of any Crabtree Party invited such request.  Any breach by any Crabtree Party of any obligation under this Section 1.5(c) shall be considered material and thereafter no member of the Crabtree Group shall be entitled to any further benefits of this Letter Agreement. The foregoing provision will be in addition to any other remedies that the members of the Company Group may have at law or in equity.

(d) Each party shall be responsible for its own fees and expenses in connection with this Letter Agreement and the other matters related thereto; provided, however, the Company shall reimburse the Crabtree Group, by wire transfer of immediately available funds to Sidley Austin LLP, for $500,000 of documented out-of-pocket legal costs incurred by the Crabtree Group in connection with the negotiation of this Letter Agreement, the attached Confidentiality Agreement and other matters related thereto, promptly upon receipt of such documentation of costs.

(e) This Letter Agreement shall be construed without regard to any presumption or rule regarding construction or interpretation against the party drafting or causing any instrument to be drafted.  This Letter Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors.  No party may assign any of its rights or obligations under this Letter Agreement to any other Person.  This Letter Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.  This Letter Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.  All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by facsimile, electronic mail, express delivery service or mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the party to be notified at the addresses which may be designated in writing.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Letter Agreement and the consummation of the transactions contemplated hereby.

(f) If at any time subsequent to the date hereof, any provision of this Letter Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Letter Agreement.

(g) This Letter Agreement and all relationships created by it and arising out of or in connection with it, together with all disputes, will in all respects be governed by and construed in accordance with Irish law.  Each of the parties agrees that (i) the Irish courts will have exclusive jurisdiction to hear, settle and/or decide any dispute (including claims for set-off and counter claims) and (ii) the Irish courts are the most appropriate and convenient courts to hear and decide any dispute and therefore that they will not argue to the contrary.

(h) It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law.  Any such party, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Letter Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 1.6 Certain Defined Terms.  The following terms, as used in this Letter Agreement, have the following meanings:

(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b) “Associate” has the meaning set forth in Section 12b-2 of the Exchange Act.

(c) “Beneficially Owned” or “Beneficial Ownership” with respect to any subject security means having “beneficial ownership” of such subject security, as determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of this Letter Agreement (but disregarding the phrase “within sixty days” in paragraph (d)(1)(i) thereof), including, without limitation, pursuant to any contract, arrangement or understanding (whether or not in writing), any relationship or otherwise.  Without duplicative counting of the same securities by the same Person, securities Beneficially Owned by a Person shall include all securities Beneficially Owned, directly or indirectly, by such Person, any of such Person's Affiliates or Associates and any other Person with which or whom such Person or such Person’s Affiliates would constitute a Group.  A “Beneficial Owner” of a security is a Person who has Beneficial Ownership of such security.

(d) “Company Voting Securities” means, collectively, (i) Ordinary Shares and (ii) any other securities entitled, or that may be entitled, to vote generally for the election of members of the Board.

(e) “Derivative Instrument” means (i) any option, warrant, stock appreciation right, conversion, exercise or exchange right, phantom stock right, subscription right or similar right or any commitment, agreement or security of any kind, in any case, (A) convertible into or exercisable or exchangeable for or otherwise entitling the holder thereof to acquire or obligating the Company or any of its Affiliates to issue or cause to be issued any Company Voting Securities or (B) with a conversion, exercise or exchange feature or a settlement payment or mechanism at a price related to any Company Voting Securities and (ii) any security or other instrument or right with a value derived, in whole or in part, from the value of any Company Voting Securities, including, without limitation, the opportunity, directly or indirectly, to profit from or share in any profit derived from any increase or decrease in the value of any Company Voting Security, in the case of clauses (i) and (ii), whether or not such security, instrument, right, commitment or agreement (A) is convertible, exercisable or exchangeable presently or upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing or (B) shall be subject to settlement in any Company Voting Securities or otherwise.

(f) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(g) “Group” shall have the meaning with which such term is used under Regulation 13D of the Exchange Act.

(h) “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

(i) “Third Party” means any Person other than a member of the Crabtree Group, the Company, the Board or any director or executive officer of the Company.

If the foregoing represents our mutual understanding and agreements please execute this Letter Agreement below and it shall become effective as of the day and year first written above.

ELAN CORPORATION, PLC

By:          ______________________________
    Name:
Title:

CRABTREE PARTNERS L.L.C. By: [ ], its Managing Member By: ___________________________________ Name: Title:
JACK W. SCHULER For himself, as a Member of the Crabtree Group and as a Nominee ______________________________________ Jack W. Schuler
VAUGHN D. BRYSON For himself, as a Member of the Crabtree Group and as a Nominee _______________________________________ Vaughn D. Bryson

SCHEDULE A

Person or Entity	Number of Company Voting Securities Beneficially Owned	Derivative Securities Owned
Jack W. Schuler	5,886,956	0
Vaughn D. Bryson	0	0
Crabtree Partners L.L.C.	5,886,956	0

EXHIBIT A

[Form of Confidentiality Agreement]

June 8, 2009

PRIVATE AND CONFIDENTIAL

Mr. Jack W. Schuler
Mr. Vaughn D. Bryson
c/o Crabtree Partners L.L.C.
8161 North Keith Drive
Lake Forest, IL 60045

Re:           Confidentiality Agreement

Ladies and Gentlemen:

Reference is made to that certain letter agreement, dated as of June 8, 2009, by and among Elan Corporation, plc, a public limited company organized under the laws of Ireland (“Elan” and, together with its subsidiaries, the “Company”), Crabtree Partners L.L.C., an Illinois limited liability company (“Crabtree”), Jack W. Schuler (“Mr. Schuler”), Vaughn D. Bryson, (“Mr. Bryson” and, together with Mr. Schuler, the “you” or “Nominees”, each indivdually a “Nominee”) (the “Letter Agreement”).  Elan and Nominees are hereinafter sometimes referred to individually as a “Party” and together as the “Parties”.

Among other things, subject to the terms and conditions of the Letter Agreement, you will be nominated for election as a director to the Board of Directors of Elan (the “Board”).  During the period commencing on the date of the Letter Agreement and continuing until the date of your election as directors of Elan, you have agreed to provide consulting and advisory services to the Board and the Commercial Committee of the Board (the “Commercial Committee”).  In connection with such services and, thereafter, in your capacity as a director of Elan, each Nominee will have the right to be present at all meetings of the Board and, as applicable, all meetings of the Commercial Committee and, subject to Section 1.1(b) of the Letter Agreement, Elan will provide to each Nominee all information and other materials that are distributed to the directors of the Company generally and, as applicable, to the members of the Commercial Committee.  You acknowledge that information you learn or that is otherwise disclosed to you during your attendance at meetings of the Board and, as applicable, the Commercial Committee and such information and other materials that are otherwise provided to you are proprietary to Elan and may include trade secrets and other business information the disclosure of which would irreparably harm the Company.  As a condition thereto, each Nominee agrees to hold and treat all such information and other materials in accordance with the provisions of this letter agreement and otherwise agrees to comply with the restrictions and obligations set forth herein.

(a) Definition of Confidential Material.  For purposes of this letter agreement, “Confidential Material” means any and all (i) information (in any form or medium of communication, whether written, oral, electronic or magnetic) concerning the Company or its business or affairs (whether or not prepared by the Company, its Representatives or otherwise and irrespective of whether any such information is labeled or otherwise identified as confidential) that is furnished, disclosed or shown to one or both of the Nominees by the Company or on behalf of the Company by any of its Representatives, including, without limitation, such information concerning the Company’s historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, financing plans, strategic and contractual relationships, customers and suppliers, facilities, equipment and other properties and assets, past, current and planned operations, strategies, research and development, products, processes, manufacturing, marketing, market data and studies, business plans, preclinical and clinical programs, preclinical and clinical trial data and/or results, pharmaceutical or biologic candidates and products, trade secrets, concepts, improvements, know-how, inventions, discoveries, patents, patent applications that have not been published and other intellectual property and (ii) analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by the Company or its Representatives or Nominees or others, which contain, reflect or are generated from or based upon, in whole or in part, the information referred to in clause (i) above.  The term “Confidential Material” does not include that portion (and only that portion) of any information that (x) is or becomes available to the public generally (other than as a result of disclosure by Nominees), (y) was available to the Nominees on a non-confidential basis prior to its disclosure to the Nominees by the Company or its Representatives or (z) becomes available to the Nominees on a non-confidential basis from a source other than the Company or its Representatives.

(b) Use of Confidential Material and Confidentiality.

(i) Each of the Nominees hereby agrees that he will use and keep confidential the Confidential Material to the same extent as though such Nominee were a director of the Company and subject to all obligations of a director of the Company, including a director’s fiduciary duties.

(ii) In the event that either Nominee is legally required (under the terms of a valid and effective subpoena or order issued by a court or governmental body of competent jurisdiction) to disclose any portion of the Confidential Material, Nominee shall, to the extent legally permitted, provide Elan, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, so that Elan may seek, at its expense, a protective order or other appropriate remedy or waive compliance with the applicable provisions of this letter agreement (and, if Elan seeks such an order, shall provide, at Elan’s expense, such cooperation as Elan shall reasonably require).  Subject to the foregoing, such Nominee may disclose that portion (and only that portion) of the Confidential Material that such Nominee is legally required to disclose; provided, however, that such Nominee shall exercise reasonable efforts (at Elan’s expense) to preserve the confidentiality of the Confidential Material, including, without limitation, by obtaining reliable assurance that confidential treatment will be accorded any Confidential Material disclosed.  In no event will such Nominee oppose any action by Elan to obtain a protective order or other relief to prevent the disclosure of the Confidential Material or to obtain reliable assurances that confidential treatment will be afforded to the Confidential Material.

(iii) Promptly after the date on which each Nominee ceases to serve as consultant, advisor or director of Elan, such Nominee shall deliver or cause to be delivered to Elan all Confidential Material that is in writing or other tangible medium, together with all copies of such Confidential Material (including, to the extent possible, all electronic copies thereof) in such Nominee’s possession or control.  This letter agreement and all of the covenants and agreements set forth herein shall survive any such return of the Confidential Material contemplated by this paragraph (iii).

(c) Material Non-Public Information.  Each Nominee acknowledges that the Confidential Material will likely contain material, non-public information regarding the Company or its securities.  Each Nominee acknowledges and understands that United States and Irish securities laws prohibit any Person who has any such material, non-public information from purchasing or selling securities of the Company or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information.

(d) Remedies.  Each Nominee agrees that the restrictions set forth in this letter agreement are reasonable protections to the immediate, proper and legitimate interests of the Company.  Each Nominee further acknowledges (i) that any breach of any of the restrictions set forth in this letter agreement by such Nominee would cause substantial and irreparable injury to the Company and that money damages would not be a sufficient remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that would be suffered by the Company in the event that this letter agreement is breached, (ii) that, in addition to all other remedies available at law or equity, Elan shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach, without proof of actual damages, and (iii) to waive any requirement for the securing or posting of any bond in connection with such remedy.  In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that such Nominee has breached this letter agreement, such Nominee shall be liable for and pay to Elan the reasonable legal fees and expenses incurred by Elan in connection with such litigation, including any appeal therefrom.

(e) Amendments and Waivers.  No provision of this letter agreement can be amended or waived except by a separate writing executed and delivered by Elan and the Nominees expressly amending or waiving such provision.  The rights and remedies of Elan hereunder are cumulative and not alternative.  Neither the failure nor any delay by Elan in exercising any right, power or privilege under this letter agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this letter agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right, unless in writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this letter agreement.

(f) GOVERNING LAW; WAIVER OF JURY TRIAL.

(i) THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN NEW YORK AND WITHOUT REGARD TO THE APPLICATION OF PRINCIPLES OF CONFLICT OF LAWS.

(ii) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION (f).

(g) Consent to Jurisdiction.  Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, Borough of Manhattan, and (ii) the United States District Court for the Southern District of New York, for purposes of any claim, action, suit or proceeding arising out of this letter agreement or any transaction contemplated hereby.  Each Party agrees to commence any such claim, action, suit or proceeding only in the United States District Court for the Southern District of New York or, if such claim, action, suit or proceeding cannot be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, Borough of Manhattan.  Each Party hereby waives, and agrees not to assert in any such claim, action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any claim, action, suit or proceeding commenced in such courts is brought in an inconvenient forum.  Each Party further agrees that (x) service of any process by United States registered mail (or any substantially similar form of mail) to such Party’s address set forth in Section (k) hereof shall be effective service of process for any claim, action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section (g) or otherwise and (y) nothing herein shall affect the right to effect service of process in any other manner permitted by law.

(h) Successors and Assigns; No Third Party Beneficiaries.  This letter agreement shall not be assignable by either Party without the prior written consent of the other Party.  Subject to the preceding sentence, this letter agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this letter agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this letter agreement or any provision hereof.  This letter agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

(i) Severability.  If any provision or portion of this letter agreement should be determined by any court or agency of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, and such determination should become final, such provision or portion shall be deemed to be severed in such jurisdiction, but only to the extent required to render the remaining provisions and portions of this letter agreement enforceable, and this letter agreement, as thus amended, shall be enforced in such jurisdiction to give effect to the intention of the Parties insofar as that is possible, and further, this letter agreement shall continue, without amendment, in full force and effect in all other jurisdictions.  To the extent permissible by law, the Parties waive any provision of law that renders any such provision invalid, illegal or unenforceable in any respect.

(j) Entire Agreement.  This letter agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the Parties in connection herewith.  No covenant or condition or representation not expressed in this letter agreement shall affect or be effective to interpret, change or restrict this letter agreement.  No prior drafts of this letter agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this letter agreement or the transactions contemplated hereby.

(k) Notices.  All notices, consents, waivers and communications hereunder given by either Party to the other shall be in writing, signed by the Party giving such notice, and shall be deemed to have been duly given when (i) delivered by hand; (ii) sent by facsimile (with written confirmation of receipt) if sent during regular business hours on a Business Day (and, if not, then on the next succeeding Business Day), provided that a copy is mailed by registered mail, return receipt requested; (iii) received by the addressee, if sent by a nationally-recognized overnight delivery service (receipt requested); or (iv) sent by e-mail if sent during regular business hours on a Business Day (and, if not, then on the next succeeding Business Day), provided that a copy is mailed by registered mail, return receipt requested (provided, however, that delivery will not be deemed effective unless the addressee provides written confirmation of receipt by facsimile or return e-mail (automatic e-mail responses do not constitute confirmation)), in each case, to the applicable addresses, facsimile numbers and/or e-mail addresses set forth below:

If to Elan, to:

Elan Corporation, plc
Treasury Building
Lower Grand Canal Street
Dublin 2
Ireland
Attention:  William F. Daniel
Company Secretary
Facsimile:  +353 1 709 4713
E-Mail:  liam.daniel@elan.com

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York  10005
Attention:  Christopher T. Cox
Facsimile No.:  (212) 378-2416
E-Mail:  ccox@cahill.com

If to Nominees, to:

Jack W. Schuler
Crabtree Farm
Lake Bluff, Illinois  60044
Facsimile No:  847-367-9586
E-Mail:  Jack.Schuler@ctreepartners.com]

Vaughn D. Bryson
719 Grove Place
Vero Beach, Florida  32963
Facsimile No:  305-489-4665
E-Mail:  vbryson@aol.com

with a copy (which shall not constitute notice) to:

Sidley Austin llp
One South Dearborn Street
Chicago, Illinois  60603
Attention:  Michael A. Gordon
Facsimile No.:  (312) 853-7036
E-Mail:  mgordon@sidley.com

or to such other address or addresses, facsimile number or numbers or e-mail address or addresses as Elan or Nominees may from time to time designate by notice as provided herein, except that notices of such changes shall be effective only upon receipt.

(l) Counterparts.  This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same agreement.  Delivery of an executed counterpart of this letter agreement by facsimile or electronic transmission shall be effective as delivery of a manually signed original.

(m) Certain Defined Terms.  The following terms, as used in this letter agreement, have the following meanings:

(i) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(ii) “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in New York City or Dublin, Ireland.

(iii) “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

(iv) “Representatives” means, collectively, with respect to Elan, its Affiliates and the respective directors, officers, employees, attorneys, accountants and advisors of Elan and its Affiliates.

(n) Construction; Titles and Headings.

(i) Except as otherwise provided or unless the context otherwise requires, whenever used in this letter agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this letter agreement and (vi) each reference to “herein” means a reference to “in this letter agreement”.

(ii) The provisions of this letter agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted.  Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this letter agreement.

(iii) Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this letter agreement.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between Elan and Nominees.

Very truly yours,

ELAN CORPORATION, PLC

By:          ______________________________
    Name:
Title:

Accepted and agreed as of
June 9, 2009

____________________________________ Jack W. Schuler
____________________________________ Vaughn D. Bryson

EXHIBIT B

[Form of Press Release]

Elan Announces Date of 2009 Annual General Meeting and Changes in Board of Directors

Vaughn Bryson, Richard Pilnik and Jack Schuler to Join Board of Elan

DUBLIN, IRELAND -- June XX, 2009 -- Elan Corporation, plc (NYSE: ELN) today announced the date of its 2009 Annual General Meeting (“the AGM”) and changes in the compostion of its Board of Directors.

Annual General Meeting
The 2009 AGM will be held in Dublin on  July XX, 2009 at 10:00 a.m.  The Notice of the Annual General Meeting will be sent to shareholders shortly.

Board Changes
Elan announced that it will propose the election of three new directors to the Company’s Board, effective from the close of the 2009 AGM.  Mr. Vaughn D. Bryson and Mr. Jack W. Schuler will join director nominee Mr. Richard D. Pilnik, whose appointment to the Elan Board was previously announced on May 12, 2009, as non-executive directors of the Company.

Mr. Kyran McLaughlin, Chairman of the Board, stated, “Vaughn, Richard and Jack will bring a wealth of management experience and strategic insights to our Board of Directors, and all three will greatly strengthen the commercial pharmaceutical experience on the Elan Board.  We look forward to working closely with these new directors for the benefit of all Elan shareholders.”

In conjunction with the proposed election of the three new directors, Elan announced the retirement of [NAME], [NAME], [NAME] from the Company’s Board of Directors at the forthcomming AGM.

Of the retiring directors, McLaughlin said, “[NAME], [NAME] and [NAME] have been key members of Elan’s Board for [X] years and helped guide the Company through some very important times. We thank them for their many years of service on the Board of Elan [and are delighted that they will maintain their association with the Company by agreeing to serve on the Science & Technology Committee.]”

Mr. Vaughn D. Bryson
Mr. Bryson (70) has over 40 years of experience as an executive, a director and advisor in the healthcare industry.  He spent 32 years with Eli Lilly and Co. completing his career there as President and Chief Executive Officer.  From April 1994 to December 1996, Mr. Bryson was Vice Chairman of Vector Securities International, a healthcare focused investment banking firm.  Mr. Bryson was President of Life Science Advisors, LLC, a healthcare consulting company from 1995 to 2004.  He has served on the board of directors of many public and private companies including Eli Lilly & Co., Amylin Pharmaceuticals Inc., Quintiles Transnational and Chiron Corporation. Mr. Bryson received a BS in Pharmacy from the University of North Carolina and completed the Sloan Program at the Stanford University Graduate School of Business Administration.

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Mr. Richard D. Pilnik
Mr. Pilnik, (52), brings extensive industry experience to Elan, having served in several leadership positions during his 25-year career at Eli Lilly and Company. Most recently at Eli Lilly, Mr. Pilnik served as Group Vice President and Chief Marketing Officer, where he was directly responsible for commercial strategy, market research and medical marketing. Prior to that, Mr. Pilnik served as President of Eli Lilly Europe, Middle East, Africa and the Commonwealth of Independent States (CIS), a regional organization of former Soviet Republics, where he oversaw 50 countries and positioned Eli Lilly as the fastest growing pharmaceutical company in the region. Mr. Pilnik also held several marketing and sales management positions in the United States, Europe and Latin America during his tenure at Eli Lilly. Currently, Mr. Pilnik serves as President of Innovex, the commercial group of Quintiles Transnational Corp., which is a global pioneer in pharmaceutical services. Mr. Pilnik holds a BA from Duke University and an MBA from the Kellogg School of Business at Northwestern University.

Mr. Jack W. Schuler
Mr. Schuler (68) has nearly 40 years of experience as an executive, a director and investor in the healthcare industry.  He is currently a partner in Crabtree Partners, LLC, a private investment firm located in Lake Forest, Illinois and a director of Medtronic Inc., Quidel Corporate and Stericycle Inc. He spent 17 years at Abbott Laboratories, where he rose to the position of President and Chief Operating Officer.  Mr. Schuler left his executive role at Abbott Laboratories to help launch and grow several healthcare companies, including Ventana Medical Systems and Stericycle.  Mr. Schuler has also served as a member of the board of directors of ICOS Corporation, Chiron Corporation, Amgen Inc., and Abbott Laboratories.  Mr. Schuler is a graduate of Tufts University and Stanford University.

About Elan
Elan Corporation, plc is a neuroscience-based biotechnology company committed to making a difference in the lives of patients and their families by bringing innovations in science to fill significant unmet medical needs. Elan shares trade on the New York, London and Dublin Stock Exchanges. For additional information about the company, please visit http://www.elan.com.

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